Exhibit 10.2

AMENDED EMPLOYMENT AGREEMENT

This AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) made effective as of the 1st day of January, 2012 (“Effective Date”) by and between the MOHEGAN TRIBAL GAMING AUTHORITY (the “Employer”), an instrumentality of THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the “Tribe”), a sovereign Indian nation, having an address of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382, and JEFFREY E. HARTMANN, residing at 5 Cord Grass Lane, Old Lyme, Connecticut 06371 (“Executive”).

WITNESSETH:

WHEREAS, the Employer owns and operates, among other things, the Mohegan Sun casino and resort in Uncasville, Connecticut, a harness racetrack located in Wilkes Barre, Pennsylvania known as Pocono Downs, along with several off-track wagering facilities located in the State of Pennsylvania, as well as investments in other proposed gaming enterprises and other businesses (as presently existing and hereafter developed, the “Business”); and

WHEREAS, the Employer and Executive entered into that certain Employment Agreement dated and effective May 8, 2006 providing for the continued employment of Executive by the Employer (the “2006 Agreement”); and

WHEREAS, the Employer and Executive entered into an Amended Employment Agreement effective January 1, 2009 (the “2009 Agreement”) whereby the Employer and the Executive agreed to amend the 2006 Agreement to establish that (a) the guaranteed bonuses set forth in the 2006 Agreement be made part of the Executive’s Annual Base Salary, (b) the Executive receive payment of $25,000 as part of his Annual Base Salary in lieu of the Employer’s contributions to premiums for a life insurance policy covering the Executive under the 2006 Agreement, (c) the Executive agreed to forego the annual salary increase of at least five percent (5%) of his prior year’s Annual Base Salary under the 2006 Agreement for the year commencing on January 1, 2009, (d) the Executive agreed to reduce his Annual Base Salary under the 2006 Agreement by ten percent (10%) for the year commencing on January 1, 2009, (e) the Employer agreed to extend the term of Executive’s contract for six (6) months, until June 30, 2012, and (d) the Employer agreed to a reduction of the “Restricted Period” regarding constraints on Executive’s competitive employment to December 31, 2012 in the event that his employment with Employer ended at any time from January 1, 2012 through June 30, 2012; and

WHEREAS, the Employer and the Executive have agreed to amend the 2009 Agreement to establish that (a) the Employer and the Executive acknowledge that the Executive, with the approval of the Management Board of the Employer, has designated Jeffrey E. Hartmann as President and Chief Executive Officer of Mohegan Sun and has assigned certain of the responsibilities set forth in Paragraph 2(B) to Hartmann; (b) the Executive has agreed to remove the clause from the 2006 Agreement and the 2009 Agreement providing that his Base Annual Salary shall increase on each January 1 during the term of the Agreement by not less than 5% of the then current Base Annual Salary; (c) the Executive has agreed that the automatic five (5) year term renewal provided in the 2006 Agreement and the 2009 Agreement will be reduced to a three (3) year term renewal; (d) the Executive has agreed to reduce the value of his disability benefit from 50% of his Base Annual Salary to 50% of his “Disability Annual Salary” as defined; (e) the Employer has agreed to extend the term of the Executive’s contract until June 30, 2015; (f) the Employer has agreed to revise the “Restricted Period” regarding constraints on Executive’s competitive employment and to change the description of restrictions to allow Executive to accept a position on a Board of Directors of a corporation or other private business engaged in casino gaming primarily outside of the defined “Restricted Area” (which may be in addition to within the Restricted Area); and (g) the Employer and the Executive have agreed to provide notice to the other party of any nonrenewal no later than one year before the expiration of the term of this Agreement,

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, receipt whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1.	Effective Date

Executive and Employer mutually agree that this Agreement is effective on the Effective Date.

2.	Nature of Services and Duties.

(A) The Employer hereby agrees to employ Executive as its President and Chief Executive Officer of Mohegan Sun (division of the Employer) and Executive hereby accepts such employment.

(B) Executive shall perform such duties and services of an executive, managerial and administrative nature as are customary for a President and Chief Executive Officer of an enterprise division and which, consistent with the foregoing, the Employer may from time to time through communication from its Chief Executive Officer hereafter assign to him. Such duties shall include, but not be limited to, the following: in coordination with the Chief Operating Officer, Chief Marketing Officer, Chief Information Officer, Chief Financial Officer, Senior Vice President of Resort Operations, Vice President of Human Resources and Vice President, General Counsel of Mohegan Sun, oversee the operations of such divisions and departments of Mohegan Sun. Executive shall report exclusively to the Chief Executive Officer of the Employer. The Employer shall not restrict, reduce or otherwise limit Executive’s responsibility or authority without his consent.

(C) Executive shall devote his best efforts and ability and all required business time to the performance of his duties and responsibilities hereunder to achieve the goals set forth in the Employer’s annual business plan. Executive shall perform all of his duties to the Employer faithfully, competently, and diligently.

(D) Except for actions of the Executive that could be the basis for termination for Cause as set forth in Paragraph 6(C) below, the Employer shall indemnify, defend, and hold Executive harmless, including the payment of reasonable attorney fees, if the Employer does not directly provide Executive’s defense, from and against all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron, tribal member, or any member of the general public with respect to any claim that asserts as a basis, any acts, omissions, or other circumstances involving the performance of Executive.

3.	Term.

This Agreement shall govern Executive’s employment with the Employer from the Effective Date through and including June 30, 2015. This Agreement, including this paragraph, shall automatically renew for an additional term of three (3) years unless either party shall notify the other of its intention not to renew, or unless otherwise terminated as provided herein. Any such notice of intention not to renew shall be delivered not later than one year prior to the end of the then current term and shall be effective at the end of such term, except as otherwise provided herein.

4.	Base Annual Salary.

Commencing with the Effective Date and through June 30, 2012, the Employer shall pay Executive a base annual salary (“Base Annual Salary”) of $1,285,565.63, payable in equal weekly installments of $24,722.41 each. Commencing on July 1, 2012, Employer shall pay Executive a Base Annual Salary of $1,324,132.60, payable in equal weekly installments of $25,464.09 each. Commencing January 1, 2013, and on each January 1 thereafter during the term of this Agreement, the then current Base Annual Salary shall be increased in an amount mutually agreed to by Executive and the Employer.

5.	Reimbursement of Certain Expenses; Vacation; Medical Benefits.

(A) The Employer will reimburse Executive for necessary and reasonable business expenses incurred by him in the performance of his duties hereunder, provided, that he shall obtain the approval for such expenditures in accordance with the procedures adopted by the Employer from time to time and generally-applicable to its executive-level employees, including such procedures with respect to submission of appropriate documentation and receipts. Failure by Executive to follow such procedures shall entitle the Employer to refuse to reimburse Executive for such expenses until such time as such failure has been cured. It is understood and agreed that Employer shall not be responsible for any expense of Executive for leasing or operation of a vehicle for Executive (except that Executive shall be entitled to reimbursement for the expenses, including mileage, actually incurred in connection of his use of his automobile for the business-related purposes of the Employer), nor for any expense of Executive for legal expenses or tax planning expenses incurred by Executive in interpreting this or any other agreement between Executive and Employer.

(B) Executive shall be entitled to four weeks paid vacation per fiscal year (at least two weeks of which is recommended to be taken in 14 consecutive days).

(C) Executive shall participate in such employee benefit plans and programs (including but not limited to medical insurance programs) as are now or may hereafter be adopted by the Employer for its executive employees and their families. Employer shall continue to provide such medical insurance coverage for a period of one (1) year (not to be included as COBRA coverage) upon any non-renewal of this Agreement or after any termination by Employer of Executive’s employment hereunder if such termination was without Cause, as hereinafter defined.

6.	Disability; Termination.

(A) If Executive shall become unable to perform all of his duties set forth in Paragraph 2 of this Agreement due to mental or physical disability, all compensation and benefits provided in this Agreement shall continue to be paid and provided in full for a period not exceeding one hundred and eighty (180) consecutive days. Upon completion of such one hundred and eighty (180) days (or if Executive shall be disabled for an aggregate period of one hundred and eighty (180) days in any period of three hundred and sixty (360) consecutive days by the same incapacity) the Employer may, at its sole option, suspend Executive’s employment until Executive is recovered from such mental or physical disability (as reasonably certified by a physician designated by the Employer and reasonably satisfactory to Executive). During any period of suspension on account of disability, Executive shall receive only such compensation as may be provided under the disability insurance described in Paragraph 6(B). If the physician designated by the Employer certifies that Executive is permanently disabled, Employer’s obligations under this Agreement shall cease, provided, however, that Executive shall be entitled to the disability benefits set forth in Paragraph 6(B) below.

(B) Employer, at the sole expense of Employer, shall provide disability insurance coverage for Executive. Such policy shall provide payment of 50% of Executive’s Disability Annual Salary, commencing with suspension or termination of employment, pursuant to Paragraph 6(A), above, by reason of physical or mental disability, and for a period of two (2) years if such disability was the result of injury and to age 65 if such disability was the result of physical or mental illness. In the event the Employer is unable to obtain disability insurance in the amount required, or is unable to obtain all or part of such insurance at standard rates, the Employer shall at its option obtain part or all of such insurance at non-standard rates or shall self-insure in whole or in part for the time periods set forth in this paragraph. For purposes of this Agreement, Executive’s “Disability Annual Salary” shall mean $1,053,104 as of November 1, 2011, which amount shall be subject to increase by the percentage of increase, if any, in Executive’s Base Annual Salary pursuant to Paragraph 4 of this Agreement after such date.

(C) Subject to the provisions of this paragraph, the Employer may terminate Executive’s employment for Cause, defined as (i) Executive’s violation of the Restrictive Covenants as defined in Paragraph 9 of this Agreement, (ii) the loss or suspension by the State of Connecticut of Executive’s license for Class III gaming for a period of thirty (30) consecutive days, (iii) Executive’s conviction of any crime involving fraud, theft or moral turpitude, or (iv) Executive’s intentional material breach of his obligations under this Agreement in order to cause the Employer, acting through the Employer’s Chief Executive

Officer, to terminate Executive. Employer may suspend Executive without pay upon Executive’s arrest for any alleged felony against Employer or the Tribe. In the event that Executive is found not guilty or otherwise exonerated for an alleged crime against Employer or the Tribe, Executive’s suspended pay shall be reimbursed to him.

In the event that Employer desires to terminate Executive, the Employer shall give written notice specifying the act(s) claimed to constitute Cause and specifying an effective date of termination, which date shall be no sooner than thirty (30) days after the giving of such notice. Upon the written request of Executive, the Management Board of the Employer shall meet with Executive to discuss the reasons for termination and to provide Executive with an opportunity to respond. In the event Executive fails to cure the act(s) claimed to constitute Cause as set forth in the notice of termination, Executive will cease employment with the Employer effective upon the date provided in the notice of termination. If such termination is for Cause, then Executive shall not be entitled to any further compensation from and after the date of termination.

(D) Subject to the provisions of this paragraph, the Employer may terminate Executive’s employment other than for Cause, as defined above. In the event of termination other than for Cause, Executive shall be paid, following termination, his Base Annual Salary from the date of termination to the expiration date of this Agreement (without regard to any renewal right after the date of termination); provided that such Base Annual Salary shall be payable to Executive in the same amount and at the same intervals as would have been paid had his employment continued, and provided further that all payments of such Base Annual Salary shall be paid to the Executive’s estate in the event of Executive’s death prior to the expiration date of this Agreement.

In addition, the parties understand and agree that should Employer terminate Executive’s employment other than for Cause, the Executive would reasonably want to withdraw his deferred compensation and Employer agrees, under such circumstances, to pay the penalty for early withdrawal of said deferred compensation in an amount not to exceed (i) the lesser of the actual penalty or $250,000 if such withdrawal occurs on or before December 31, 2013, and (ii) the lesser of the actual penalty or $166,650 if such withdrawal occurs after December 31, 2013 but on or before December 31, 2014. The Employer shall not be required to pay any portion of any penalty for early withdrawal of Executive’s deferred compensation if such withdrawal occurs after December 31, 2014. Additionally, the Employer shall be obligated to pay only the amount specified in clauses (i) or (ii) for the initial withdrawal of any portion of the Executive’s deferred compensation, and Employer shall not be obligated to pay any amount thereafter if Executive elects to make partial withdrawals of his deferred compensation. The Employer shall pay to Executive the amount, if any, of income taxes payable by Executive in connection with any penalty payments by Employer under clauses (i) or (ii) of this Paragraph 6(D).

(E) In the event that Executive voluntarily terminates his employment hereunder, Executive’s employment shall cease as of the date provided in Executive’s notice to Employer of his voluntary termination, and thereafter, provided that the Employer shall not then be in material breach of this Agreement, Executive shall not be entitled to any further compensation hereunder.

7.	Covenants of Executive Not to Compete.

Executive acknowledges that with respect to the Business, as defined above, and in the states of New York, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine (the “Restricted Area”) (i) the Employer is one of a limited number of entities engaged in the Business; (ii) his services to the Employer are special and unique; (iii) his work for the Employer has given him and will continue to give him access to confidential information concerning the Employer; and (iv) he has the means to support himself and his dependents other than by engaging in the Business of the Employer and the provisions of this Paragraph 7 will not impair such ability. Accordingly, in order to induce the Employer to enter into this Agreement, Executive covenants and agrees that:

(A) During the course of Executive’s employment by Employer and during the Restricted Period as defined in subsection (B) herein (the “Restricted Period”), Executive shall not, in the Restricted Area, entertain or accept any offer of employment and shall not compete in any manner, either directly or indirectly, including, without limitation, as an employee or independent contractor, investor, partner, shareholder, officer, director, principal, agent or trustee of any entity engaged in casino gaming, in the Restricted Area, without the express written approval of the Employer; provided, however, that (i) ownership of less than five percent (5%) of the shares of a publicly traded corporation engaged in casino gaming and (ii) acceptance of a position, and service, on a Board of Directors of any corporation or other private business engaged in casino gaming primarily outside of the Restricted Area (which may be in addition to a location within the Restricted Area) shall not be deemed to violate this paragraph.

(B) The “Restricted Period” shall mean (i) until December 31, 2015 if this Agreement terminates on June 30, 2015 for non-renewal by the Employer; (ii) until six (6) months from the date Executive separates from employment if Executive voluntarily terminates his employment at any time before the expiration of the term of this Agreement; (iii) until June 30, 2015 or for one year, whichever is shorter, if the Employer terminates Executive’s employment for other than cause effective on or before June 30, 2014; (iv) until December 31, 2015 if the Employer terminates Executive’s employment for other than cause effective after June 30, 2014.

(C) During the Restricted Period, Executive shall not, directly or indirectly, hire or solicit any employee of the Employer or encourage any such employee to leave such employment.

8.	Confidential Information.

Executive agrees to receive Confidential Information (as hereinafter defined) of the Employer in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge, has come into the possession of such other or others by legal and equitable means, or if required to do so by order of a court of competent jurisdiction. Executive further agrees that, upon termination of his employment with the Employer, all documents, records, notebooks and similar repositories of or containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with or returned to the Employer. For purposes of this Paragraph 8, “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or arising from or out of his employment by the Employer, not generally known in the industry in which the Employer is or may become engaged about the Employer’s Business, products, processes and/or services. Executive’s obligations under this Paragraph 8 shall survive any termination or expiration of this Agreement and Executive’s employment hereunder.

9.	Rights and Remedies Upon Breach.

Executive acknowledges and agrees that a violation of any provision of Paragraph 7 or 8 of this Agreement (the “Restrictive Covenants”) shall cause irreparable harm to the Employer, and the Employer shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with costs and attorney’s fees incurred by the Employer in enforcing its rights under this Agreement. If Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity:

(A) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation, the right to entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), without proof of special damages, against violations of such covenants, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer; and

(B) The right and remedy to require Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transaction constituting a breach of the Restrictive Covenants. The Employer may set off any amounts due it under this Paragraph 9 (B) against any amounts owed to Executive under Paragraph 4 or 6.

10.	Notice.

All notices hereunder shall be in writing. Any notice, request, information, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served hereunder by any party to the other if either delivered personally or sent by prepaid registered or certified mail, return receipt requested. Any such notice to the Employer shall be sent to the address set forth in the introductory paragraph of this Agreement, to the attention of the Chief Executive Officer. Any such notice to Executive shall be sent to his residential address as set forth in the introductory paragraph of this Agreement. Either party may, through written notice to the other party, change the address of notice as provided in this paragraph.

11.	Entire Agreement; Modification.

Except as otherwise provided herein, this Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or altered except in a writing signed by both parties.

12.	Non-Waiver.

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right and shall in no way effect such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

13.	Severability.

If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect and unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any Restrictive Covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nonetheless be enforced for such shorter duration or without such narrower scope as will render it enforceable.

14.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut and such laws of the Tribe as may be applicable. Insofar as there is a conflict as to the applicable law, Connecticut law shall apply.

15.	Limited Waiver of Sovereign Immunity.

The Employer hereby waives its sovereign immunity from suit for claims by the Executive for the enforcement of this Agreement and any remedies for breach thereof under Connecticut law or the laws of the Tribe. Nothing herein shall limit the Executive’s right to proceed with any claims otherwise allowed under the laws of the Tribe. The Employer hereby consents to personal jurisdiction and venue in any court of the State of Connecticut, any federal court sitting in the State of Connecticut and the Mohegan Tribe Gaming Disputes Court and hereby waives any claim that it may have that such court is an inconvenient forum for the purposes of any proceeding arising under this Agreement as aforesaid and, with respect to a proceeding in a court of the State of Connecticut or a federal court sitting in the State of Connecticut, any requirement that tribal remedies must be exhausted.

16.	Dispute Resolution.

Except as otherwise provided herein, whenever during the term of this Agreement, any disagreement or dispute arises between the parties as to the interpretation of this Agreement or any rights or obligations arising hereunder, including the licensing of Executive by the Tribal Gaming Commission, such matters shall be resolved, whenever possible, by meeting and conferring. Any party may request such a meeting by giving notice to the other, in which case such other party shall make itself available within seven (7) days thereafter. If such matters cannot be resolved within ten (10) days after such meeting, either party may demand a resolution by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto to the extent not inconsistent herewith), upon notice to the other party of its intention to do so. The parties agree that in any such arbitration each party shall be entitled to discovery as provided by the Federal Rules of Civil Procedure. All hearings shall be conducted in Hartford County, Connecticut within fifteen (15) days after the arbitrator is selected and shall be conducted in his or her presence. The decision of the arbitrator will be final and binding on the parties. The costs and expenses of the arbitration shall be shared equally by the parties.

17.	Gaming Disputes Court Jurisdiction.

The parties agree that should any dispute arise under this Agreement or for the enforcement of the arbitration provisions in Paragraph 16, the Mohegan Tribe Gaming Disputes Court shall be used as a forum only if a state or federal court denies jurisdiction, to (a) enforce the requirement that the parties submit disputes to arbitration as required by Paragraph 16 and (b) enforce the arbitration decision as provided in Paragraph 16.

18.	Headings.

The headings of this Agreement are inserted for convenience only and shall not be considered in construction of the provisions hereof.

19.	Assignment and Successors; Binding Effect.

The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Employer and may be assigned by the Employer, for all or any part of the term hereof, provided that the Employer shall continue to be financially responsible to Executive hereunder. Executive shall have no right to assign, transfer, pledge or otherwise encumber any of the rights or to delegate any of the duties created by this Agreement without prior written consent of the Employer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and Executive, his heirs and legal representatives.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by the Chairman of its Management Board, duly authorized, Mitchell G. Etess has affixed his signature hereto signifying his assent to this Agreement; and Executive has affixed his signature hereto, as of the date and year first above written.

Employer:		Executive:

MOHEGAN TRIBAL		JEFFREY E. HARTMANN
GAMING AUTHORITY

By:	/s/ Bruce S. Bozsum	/s/ Jeffrey E. Hartmann
Bruce S. Bozsum, Chairman		Jeffrey E. Hartmann
Management Board

By:	/s/ Mitchell Grossinger Etess
Mitchell G. Etess,
President and Chief Executive Officer

STATE OF CONNECTICUT	)
		ss. Uncasville	February 14, 2012
COUNTY OF NEW LONDON	)

Personally appeared BRUCE S. BOZSUM, Chairman of the Management Board of the MOHEGAN TRIBAL GAMING AUTHORITY, an instrumentality of The Mohegan Tribe of Indians of Connecticut, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of the Mohegan Tribal Gaming Authority, before me.

/s/ Donna R. Griffin
Notary Public
My Commission Expires: 10/31/2012

STATE OF CONNECTICUT	)
		ss. Uncasville	February 14, 2012
COUNTY OF NEW LONDON	)

Personally appeared JEFFREY E. HARTMANN, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, before me

/s/ Donna R. Griffin
Notary Public
My Commission Expires: 10/31/2012